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                                                                     Exhibit 5.1

                        [Letterhead of Dover Corporation]


June 29, 2001

Dover Corporation
280 Park Avenue
New York, NY  10017

        Re: Form S-8 Registration Statement for Dover Corporation Deferred Compensation Plan

Ladies and Gentlemen:

           I am Vice President, General Counsel and Secretary of Dover Corporation, a Delaware corporation (the "Company"), and, as such, am generally familiar with its affairs, records, documents and obligations. I am rendering this opinion in connection with the filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering $50 million of Deferred Compensation Obligations which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Dover Corporation Deferred Compensation Plan (the "Plan").

           I have examined the Registration Statement, the related prospectus, the Plan and the originals or certified, photostatic or facsimile copies of such records and other documents as I have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

           Based upon my examination described above and subject to the assumptions and qualifications stated herein, I am of the opinion that, when issued in accordance with the provisions of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms.

           The foregoing opinion is limited to the federal securities laws of the United States, the General Corporation Law of the State of Delaware and the laws of the State of New York. The foregoing opinion is also subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; and (ii) general principles of equity, including concepts of materiality, reasonableness, conscionability, good faith and fair dealing.

           I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement and any amendment thereto. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

                                                   Very truly yours,


                                                   Robert G. Kuhbach